As filed with the Securities and Exchange Commission on August 26, 2024

Registration No. 333-265959

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1 REGISTRATION STATEMENT NO. 333-265959

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AGILE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2936302
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

180 Park Avenue, Suite 101

Florham Park, New Jersey 07932

(973) 324-0200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Spina

Chief Executive Officer

Agile Therapeutics, Inc.

180 Park Avenue, Suite 101

Florham Park, New Jersey 07932

(973) 324-0200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven M. Cohen

Bryan S. Keighery

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540

Telephone: (609) 919-6600

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-1 (Registration Statement No. 333-265959) filed by Agile Therapeutics, Inc. (“Agile” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on July 1, 2022, which became automatically effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Registration Statement”). The Registration Statement registered the sale of the Company’s common stock, par value $0.001 per share, for an aggregate offering price of $12,250,000.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated June 25, 2024, with Insud Pharma, S.L., a Spanish company (“Parent”) and Exeltis Project, Inc., a Delaware corporation and indirect, wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, on the terms and subject to the conditions of the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger became effective on August 26, 2024.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements. After giving effect to the Post-Effective Amendment, there will be no remaining securities registered by Agile pursuant to the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 26, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, State of New Jersey, on August 26, 2024.

AGILE THERAPEUTICS, INC.

By:	/s/ Alfred Altomari
Name:	Alfred Altomari
Title:	Authorized Signatory

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.